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                                                                    EXHIBIT 5.1

                          WEIL, GOTSHAL & MANGES LLP
                        100 Crescent Court, Suite 1300
                           Dallas, Texas 75201-6950

                               January 27, 1999

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024-3698

Ladies and Gentlemen:

  We have acted as special counsel to J. C. Penney Company, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on January 27, 1999 under the Securities Act of 1933, as amended, relating to the issuance of up to 10,136,974 shares (the "Merger Shares") of the Company's common stock, par value $0.50 per share ("Company Common Stock"), in connection with the consummation of the merger of Legacy Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Legacy"), with and into Genovese Drug Stores, Inc., a Delaware corporation ("Genovese"), pursuant to the terms and upon the conditions set forth in that certain Agreement and Plan of Merger, dated as of November 23, 1998, among the Company, Legacy and Genovese (the "Merger Agreement"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock, par value $1.00 per share, of Genovese ("Genovese Common Stock") shall be converted into the right to receive a specified fractional share of Company Common Stock. Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement and the Restated Certificate of Incorporation of the Company and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

  1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

  2. The Merger Shares have been duly authorized and, when issued and delivered to the holders of Genovese Common Stock in accordance with the terms of the Merger Agreement at or following the Effective Time of the Merger, will be validly issued, fully paid and non-assessable.
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  The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges LLP